UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A


                              AMENDMENT NO. 2 TO
                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                      March 28, 2005 (November 12, 2004)


                         SkyTerra Communications, Inc.
            (Exact name of registrant as specified in its charter)


           Delaware                   000-13865                 23-2368845
 (State or Other Jurisdiction   (Commission File Number)      (IRS Employer
       of Incorporation)                                  Identification Number)


           19 West 44th Street, Suite 507, New York, New York 10036 (Address of principal executive offices, including zip code)


                                (212) 730-7540
             (Registrant's telephone number, including area code)


                                      N/A
         (Former name or former address, if changed since last report)

Explanatory Paragraph

         The undersigned registrant hereby amends and restates Section 9 of its current report on Form 8-K/A, originally filed with the Securities and Exchange Commission on January 5, 2005, to include certain additional information which was inadvertently omitted from the earlier filing. The complete text of Section 9 as amended and restated is as follows.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

         Independent Auditors' Report
         Consolidated Balance Sheets as of December 31, 2002 and 2003 and
            September 30, 2004 (unaudited)
         Consolidated Statements of Operations for the years ended December
            31, 2001, 2002 and 2003 and for the unaudited nine-month periods ended September 30, 2003 and 2004
         Consolidated Statements of Partners' Equity (Deficit) for the years ended December 31, 2001, 2002 and 2003 and for the unaudited nine-month periods ended September 30, 2003 and 2004
         Consolidated Statements of Cash Flows for the years ended December
            31, 2001, 2002 and 2003 and for the unaudited nine-month periods ended September 30, 2003 and 2004
         Notes to Consolidated Financial Statements

(b) Pro Forma Financial Information.

         Overview
         Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
            September 30, 2004
         Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003
         Notes to the Unaudited Pro Forma Condensed Consolidated Financial
            Statements

(c) Exhibits.

         Number                       Description
         ------                       -----------

          2.1*    -    Note Exchange and Conversion Agreement, dated
                       as of November 12, 2004, by and among MSV
                       Investors, LLC, Mobile Satellite Ventures LP, et al.

         10.1*    -    Consent and Waiver of Limited Partners and
                       Convertible Noteholders Pursuant to the Partnership
                       Agreement and the Stockholders' Agreement, dated as of November 12, 2004, by and among MSV Investors,
                       LLC, Mobile Satellite Ventures LP, et al.

         10.2*    -    Amended and Restated Limited Partnership Agreement,
                       dated as of November 12, 2004, by and among MSV
                       Investors, LLC, Mobile Satellite Ventures LP, et al.

         10.3*    -    Amended and Restated Stockholders Agreement, dated as
                       of November 12, 2004, by and among MSV Investors, LLC,
                       Mobile Satellite Ventures GP Inc., et al.

         10.4*    -    Second Amended and Restated Parent Transfer/Drag Along
                       Agreement by and among SkyTerra Communications et. al.

         23.1     -    Consent of Independent Auditors

         * Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2004, and incorporated herein by reference.

                        Report of Independent Auditors

General Partner and Unit Holders
Mobile Satellite Ventures LP

We have audited the accompanying consolidated balance sheets of Mobile Satellite Ventures LP (a Delaware limited partnership) and subsidiaries (collectively, the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mobile Satellite Ventures LP and subsidiaries as of December 31, 2002 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

April 23, 2004
McLean, Virginia


                 Mobile Satellite Ventures LP and Subsidiaries

                          Consolidated Balance Sheets

                                                          December 31             September 30
                                                     2002             2003            2004
                                                 ------------------------------------------------
                                                                                  (Unaudited)


Assets
Current assets:
   Cash and cash equivalents                       $  5,781,674   $   3,981,624    $   8,133,174
   Restricted cash                                      652,860          74,246           74,612
   Accounts receivable, net of allowance of
    $785,195, $71,687, and $74,612 as of
    December 31, 2002 and 2003 and
    September 30, 2004, respectively                  3,094,483       4,156,416        4,623,334
   Inventory                                          2,118,583       1,406,604          772,152
   Prepaid expenses and other current assets            735,384       1,058,942          631,265
                                                   ----------------------------------------------
Total current assets                                 12,382,984      10,677,832       14,234,537

Property and equipment, net                          28,767,458      23,598,573       17,925,524
Intangible assets, net                               89,947,520      80,673,205       74,099,946
Goodwill                                             11,261,943      15,784,572       16,028,761
Other assets                                          1,935,553          84,779        1,584,779
                                                   ----------------------------------------------
Total assets                                       $144,295,458   $ 130,818,961    $ 123,873,547
                                                   ==============================================

Liabilities and partners' equity (deficit)
Current liabilities:
   Accounts payable and accrued expenses           $  4,117,186   $   4,172,297    $   4,696,436
   Vendor note payable, current portion                       -         127,211          201,228
   Deferred revenue, current portion                  5,298,120       5,887,381        3,997,796
   Due to Motient--related party                        656,202          74,246           74,612
   Other current liabilities                            483,373         110,766           78,692
                                                   ----------------------------------------------
Total current liabilities                            10,554,881      10,371,901        9,048,764

Deferred revenue, net of current portion             16,633,917      20,865,511       20,269,517
Accrued interest, net of current portion              9,340,336      16,725,057       21,462,239
Vendor note payable, net of current portion                   -         915,785          748,940
Notes payable                                        84,500,000      82,924,667       80,554,085
                                                   ----------------------------------------------
Total liabilities                                   121,029,134     131,802,921      132,083,545

Commitments and contingencies

Partners' equity (deficit):
   MSV general partner                                        -               -                -
   MSV limited partners                              23,259,457      (1,041,013)      (3,926,614)
   Deferred compensation                                      -               -       (3,824,403)
   Accumulated other comprehensive income (loss)          6,867          57,053         (458,981)
                                                   ----------------------------------------------
Total partners' equity (deficit)                     23,266,324        (983,960)      (8,209,998)
                                                   ----------------------------------------------
Total liabilities and partners' equity (deficit)   $144,295,458   $ 130,818,961    $ 123,873,547
                                                   ==============================================

See accompanying notes.



                                     Mobile Satellite Ventures LP and Subsidiaries

                                         Consolidated Statements of Operations

                                              Year ended December 31            Nine-month period ended September 30
                                     2001            2002             2003           2003            2004
                                -------------------------------------------------------------------------------------
                                                                                          (Unaudited)
Revenues:
   Services and related
    revenues                     $  2,062,660    $ 24,389,482    $ 25,536,096    $ 18,780,917    $ 20,077,748
   Equipment sales and other
    revenues                           32,266         464,833       1,588,294         936,155       1,800,367
                                 -----------------------------------------------------------------------------
Total revenues                      2,094,926      24,854,315      27,124,390      19,717,072      21,878,115

Operating expenses:
   Satellite operations and
    cost of services                7,254,606      10,532,376      10,604,156       7,959,908       7,827,011
   Satellite capacity
    purchased from MSV Canada         454,416       4,647,224       4,858,305       3,624,879       4,147,723
   Next-generation research
    and development
    expenditures                      271,134       1,621,886       2,119,303       1,544,810       2,178,586
   Legal, regulatory, and
    consulting                      2,902,897       3,652,636       4,966,044       3,776,726       6,147,534
   Sales and marketing                 53,915       2,416,050       1,973,381       1,477,180       3,332,241
   General and administrative         674,203       4,546,327       3,992,187       2,938,946       4,022,362
   Depreciation and
    amortization                    1,733,709      18,235,030      17,942,672      13,526,559      13,776,414
   Amortization of asset
    purchase deposit                4,906,104               -               -               -               -
                                 -----------------------------------------------------------------------------
Total operating expenses           18,250,984      45,651,529      46,456,048      34,849,008      41,431,871
                                 -----------------------------------------------------------------------------

Loss from operations              (16,156,058)    (20,797,214)    (19,331,658)    (15,131,936)    (19,553,756)

Other income (expense):
   Management fee MSV Canada          321,631       3,100,847       3,199,974       2,407,982       2,629,906
   Equity in losses of MSV
    Canada                            (64,871)       (373,738)     (1,030,119)       (626,593)       (250,505)
   Interest income                    146,815          55,538          40,355          28,459          73,453
   Interest expense                  (769,270)     (8,577,407)     (9,616,235)     (7,092,030)     (7,380,849)
   Write-off of investment in
    joint venture                           -               -      (2,000,000)     (2,000,000)              -
   Other (expense) income, net         (3,036)        424,490         737,213         269,141          13,472
                                 -----------------------------------------------------------------------------
Net loss                         $(16,524,789)   $(26,167,484)   $(28,000,470)   $(22,144,977)   $(24,468,279)
                                 =============================================================================

See accompanying notes.


                                            Mobile Satellite Ventures LP and Subsidiaries

                                         Consolidated Statements of Partners' Equity (Deficit)

                                                                     MSV LLC Investor Units
                                             MSV LLC Common Units          and Warrants              General Partner
                                             ---------------------------------------------------------------------------
                                             Number of               Number of                    Number of
                                               Units     Amount        Units        Amount          Units      Amount
                                             ---------------------------------------------------------------------------

Balance at December 31, 2000                    80       $  -           20      $ 23,106,111          -        $  -
   Net loss from January 1, 2001 to
      November 26, 2001                          -          -            -       (13,926,522)         -           -
   Conversion from LLC to LP                   (80)         -          (20)       (9,179,589)         -           -
   Issuance of MSV Common Units to TMI           -          -            -                 -          -           -
   Issuance of MSV Common Units to vendor        -          -            -                 -          -           -
   Net loss from November 27, 2001 to
      December 31, 2001                          -          -            -                 -          -           -
                                             ---------------------------------------------------------------------------
Balance at December 31, 2001                     -          -            -                 -          -           -
Total, December 31, 2001

   Net loss                                      -          -            -                 -          -           -
   Translation adjustment                        -          -            -                 -          -           -
                                             ---------------------------------------------------------------------------
Balance at December 31, 2002                     -          -            -                 -          -           -
Total, December 31, 2002

   Issuance of MSV Class A Preferred Units       -          -            -                 -          -           -
   Net loss                                      -          -            -                 -          -           -
   Change in market value of derivative
     instruments                                 -          -            -                 -          -           -
   Translation adjustment                        -          -            -                 -          -           -
                                             ---------------------------------------------------------------------------
Balance at December 31, 2003                     -          -            -                 -          -           -
Total, December 31, 2003

   Issuance of MSV Class A Preferred Units      -          -            -                 -          -           -
   Net loss                                     -          -            -                 -          -           -
   Issuance of stock options below fair
     market value                               -          -            -                 -          -           -
   Stock compensation expense                   -          -            -                 -          -           -
   Change in market value of derivative
     instruments                                -          -            -                 -          -           -
   Translation adjustment                       -          -            -                 -          -           -
                                             ---------------------------------------------------------------------------
Balance at September 30, 2004 (unaudited)       -       $  -            -         $       -          -        $  -
                                             ===========================================================================
Total, September 30, 2004 (unaudited)

[table continued]

                                                          Limited Partners
                                                   ---------------------------
                                                     Number of                          Deferred
                                                      Units          Amount          Compensation
                                                  ------------------------------------------------

Balance at December 31, 2000                                -      $          -      $         -
   Net loss from January 1, 2001 to
      November 26, 2001                                     -                                  -
   Conversion from LLC to LP                       10,000,000         9,179,589                -
   Issuance of MSV Common Units to TMI              6,636,482        42,805,306                -
   Issuance of MSV Common Units to vendor               6,250            40,313                -
   Net loss from November 27, 2001 to
      December 31, 2001                                     -        (2,598,267)               -
                                                  ------------------------------------------------
Balance at December 31, 2001                       16,642,732        49,426,941                -
Total, December 31, 2001

   Net loss                                                 -       (26,167,484)               -
   Translation adjustment                                   -                 -                -
                                                   ------------------------------------------------
Balance at December 31, 2002                       16,642,732        23,259,457                -
Total, December 31, 2002

   Issuance of MSV Class A Preferred Units            573,951         3,700,000                -
   Net loss                                                 -       (28,000,470)               -
   Change in market value of derivative
     instruments                                            -                 -                -
   Translation adjustment                                   -                 -                -
                                                  ------------------------------------------------
Balance at December 31, 2003                       17,216,683        (1,041,013)               -
Total, December 31, 2003

   Issuance of MSV Class A Preferred Units         2,735,317        17,633,333                -
   Net loss                                                -       (24,468,279)               -
   Issuance of stock options below fair
     market value                                          -         3,949,345       (3,949,345)
   Stock compensation expense                              -                 -          124,942
   Change in market value of derivative
     instruments                                           -                 -                -
   Translation adjustment                                  -                 -                -
                                                   ------------------------------------------------
Balance at September 30, 2004 (unaudited)         19,952,000      $ (3,926,614)    $ (3,824,403)
                                                  ================================================
Total, September 30, 2004 (unaudited)

[table continued]

                                                  Accumulated          Total
                                                     Other           Partners'
                                                 Comprehensive       Equity           Comprehensive
                                                    Income           (Deficit)             Loss
                                             -------------------------------------------------------

Balance at December 31, 2000                       $    -          $ 23,106,111
   Net loss from January 1, 2001 to
      November 26, 2001                                 -           (13,926,522)
   Conversion from LLC to LP                            -                     -
   Issuance of MSV Common Units to TMI                  -            42,805,306
   Issuance of MSV Common Units to vendor               -                40,313
   Net loss from November 27, 2001 to
      December 31, 2001                                 -            (2,598,267)      $   (2,598,267)
                                             -------------------------------------------------------
Balance at December 31, 2001                            -            49,426,941
Total, December 31, 2001                                                              $   (2,598,267)
                                                                                     ================
   Net loss                                             -           (26,167,484)      $  (26,167,484)
   Translation adjustment                           6,867                 6,867               6,867
                                             ---------------------------------------------------------
Balance at December 31, 2002                        6,867            23,266,324
Total, December 31, 2002                                                              $  (26,160,617)
                                                                                     ================
   Issuance of MSV Class A Preferred Units              -             3,700,000
   Net loss                                             -           (28,000,470)      $  (28,000,470)
   Change in market value of derivative
     instruments                                   81,712                81,712               81,712
   Translation adjustment                         (31,526)              (31,526)             (31,526)
                                             --------------------------------------------------------
Balance at December 31, 2003                       57,053              (983,960)
Total, December 31, 2003                                                              $  (27,950,284)
                                                                                     ===============
   Issuance of MSV Class A Preferred Units              -            17,633,333
   Net loss                                             -           (24,468,279)      $  (24,468,279)
   Issuance of stock options below fair
     market value                                       -                     -                   -
   Stock compensation expense                           -               124,942                   -
   Change in market value of derivative
     instruments                                   39,563                39,563               39,563
   Translation adjustment                        (555,597)             (555,597)            (555,597)
                                             --------------------------------------------------------
Balance at September 30, 2004 (unaudited)       $(458,981)          $(8,209,998)
                                             ===================================
Total, September 30, 2004 (unaudited)                                                 $  (24,984,313)
                                                                                     ================
See accompanying notes.


                                      Mobile Satellite Ventures LP and Subsidiaries

                                          Consolidated Statements of Cash Flows


                                                                                           Nine-month periods ended
                                                       Year ended December 31                    September 30
                                               2001             2002           2003           2003            2004
                                         -------------------------------------------------------------------------------
                                                                                                   (Unaudited)
Operating activities
Net loss                                   $(16,524,789)   $(26,167,484)   $(28,000,470)   $(22,144,977)   $(24,468,279)
Adjustments to reconcile net loss to
  net cash used in operating activities:
   Depreciation and amortization              1,733,709      18,235,030      17,942,672      13,526,559      13,776,414
   Amortization of prepaid satellite
    capacity and services                     6,610,552               -               -               -               -
   Amortization of asset purchase
    deposit                                   4,906,104               -               -               -               -
   Equity in losses of MSV Canada                64,871         373,738       1,030,119         626,593         250,505
   Write-off of investment in joint
    venture                                           -               -       2,000,000       2,000,000               -
   Non-cash stock compensation                   40,313               -               -               -         124,942
   Changes in operating assets and
    liabilities:
     Accounts receivable                       (720,536)        471,009      (1,061,933)       (187,997)       (436,318)
     Inventory                                   11,000         811,197         711,979         710,576         634,452
     Prepaid expenses and other current
      assets                                   (226,324)       (353,808)       (941,512)     (1,225,804)        257,769
     Accounts payable and accrued
      expenses                                 (319,380)      1,076,582         290,671        (670,191)        375,573
     Other current liabilities                   (8,891)     (4,138,827)       (751,514)       (156,320)           (328)
     Accrued interest                           768,482       8,571,854       7,384,721       4,965,223       4,737,182
     Deferred revenue                         3,040,307         723,136       1,274,075      (1,582,472)     (2,871,932)
                                           -----------------------------------------------------------------------------
Net cash used in operating activities          (624,582)       (397,573)       (121,192)     (4,138,810)     (7,620,020)

Investing activities
Purchase of Motient Satellite business,
  net of cash acquired                      (43,200,000)     (2,200,000)     (2,200,000)              -               -
Purchase of TMI satellite business           (7,500,000)              -               -               -               -
Motient and TMI transaction costs              (996,765)              -               -               -               -
Purchase of property and equipment             (105,416)       (840,328)     (1,316,512)       (798,897)     (1,344,289)
Purchase of option to form joint venture              -      (1,000,000)     (1,000,000)              -               -
Purchase of license related rights
  and IP                                              -               -               -               -      (2,000,000)
                                           -----------------------------------------------------------------------------
Net cash used in investing activities       (51,802,181)     (4,040,328)     (4,516,512)       (798,897)     (3,344,289)

Financing activities
Proceeds from issuance of notes              55,000,000               -               -               -               -
Proceeds from issuance of Class A
  Preferred Units                                     -               -       3,700,000       3,700,000      17,633,333
Principal payment on notes payable                    -               -      (1,575,333)     (1,575,333)     (2,455,868)
Proceeds from issuance of notes payable
  to Investors                                        -       3,000,000               -               -               -
                                           -----------------------------------------------------------------------------
Net cash provided by financing               55,000,000       3,000,000       2,124,667       2,124,667      15,177,465
  activities

Effect of exchange rates on cash and
  cash equivalents                                    -         235,076         134,373        (417,868)        (61,240)
                                           -----------------------------------------------------------------------------
Net increase (decrease) in cash and           2,573,237      (1,202,825)     (2,378,664)     (3,230,908)      4,151,916
  cash equivalents
Cash and cash equivalents, including
  restricted cash, beginning of period        5,064,122       7,637,359       6,434,534       6,434,534       4,055,870
                                           -----------------------------------------------------------------------------
Cash and cash equivalents, including
  restricted cash, end of period           $  7,637,359    $  6,434,534    $  4,055,870    $  3,203,626    $  8,207,786
                                           =============================================================================

Supplemental information
Cash paid for interest                    $           -    $      5,553    $  2,124,667    $  2,124,667    $  2,700,142
                                           =============================================================================

Non-cash flow financing information
Equipment obtained through issuance of
  notes to vendor                         $           -   $           -    $  1,042,996   $           -   $           -
                                           =============================================================================

See accompanying notes.

                 Mobile Satellite Ventures LP and Subsidiaries

                   Notes to Consolidated Financial Statements

          (Information as of September 30, 2004 and for the nine-month periods ended September 30, 2003 and 2004 is unaudited)

1. Organization and Business

Mobile Satellite Venture LP's predecessor company, Motient Satellite Ventures LLC, was organized as a limited liability company pursuant to the Delaware Limited Liability Company Act on June 16, 2000 by Motient Corporation (Motient). On December 19, 2000, Motient Satellite Ventures LLC changed its name to Mobile Satellite Ventures LLC. The Company commenced operations in June 2000 and was considered a development stage enterprise until November 26, 2001. On November 26, 2001, Mobile Satellite Ventures LLC (MSV LLC) was converted into a limited partnership, Mobile Satellite Ventures LP (MSV or the Company), subject to the laws of the state of Delaware. Concurrently, the Company acquired certain assets and liabilities of the Motient and TMI Communications LP (TMI) satellite businesses and issued $55.0 million of notes to certain existing and new investors in exchange for cash. In connection with its purchase of TMI's satellite business, the Company acquired a 20% equity interest in Mobile Satellite Ventures (Canada) Inc. (MSV Canada) and 33-1/3% equity interest in Mobile Satellite Ventures Holdings (Canada) Inc. (MSV Holdings).

The Company provides mobile satellite and communications services to individual and corporate customers in the United States and Canada via its own satellite and leased satellite capacity. The Company's operations are subject to significant risks and uncertainties including technological, competitive, financial, operational, and regulatory risks associated with the wireless communications business. Uncertainties also exist regarding the Company's ability to raise additional debt and equity financing and the ultimate profitability of the Company's proposed next-generation wireless system. The Company will require substantial additional capital resources to construct its next-generation wireless system.

The Company's current operating assumptions and projections, which reflect management's best estimate of future revenue and operating expenses, indicate that anticipated operating expenditures through 2005 can be met by cash flows from operations and available working capital; however, the Company's ability to meet its projections is subject to uncertainties, and there can be no assurance that the Company's current projections will be accurate. If the Company's cash requirements are more than projected, the Company may require additional financing. In addition, the Company entered into a satellite construction contract (see Note 9) during 2002 and assumed certain obligations under another system development contract in 2004 (see Note 3) that may require the Company to obtain additional funding to finance the required payments unless one or both of the contracts are either amended or terminated by the Company prior to certain payment due dates. The Company is not currently planning to terminate the contracts, and there can be no assurances that the Company will be able to enter into amendments that will defer payments in a manner consistent with the Company's next-generation business plans. The type, timing, and terms of financing, if required, selected by the Company will be dependent upon the Company's cash needs, the availability of financing sources, and the prevailing conditions in the financial markets. There can be no assurance that such financing will be available to the Company at any given time or available on favorable terms.

2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany accounts are eliminated upon consolidation.

Unaudited Interim Consolidated Financial Statements Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position and results of operations for the nine-month periods ended September 30, 2003 and 2004 have been recorded. Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any future period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates affecting the consolidated financial statements include management's judgments regarding the allowance for doubtful accounts, reserves for inventory, future cash flows expected from long-lived assets, and accrued expenses for probable losses. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments such as money market accounts with an original maturity of three months or less.

Restricted Cash

In connection with the purchase of the Motient satellite business, the Company retained $4.0 million, which was restricted to pay Motient's rent obligation to the Company for the lease of office space in the Company's headquarters and to ensure the provision of certain services to the Company by Motient under a transition services agreement. During the year ended December 31, 2002, the agreement was amended, an additional $1,104,708 was released to Motient, and $336,060 was released to MSV. During the years ended December 31, 2002 and 2003, $955,533 and $530,742, respectively, was used to satisfy Motient's obligations under its sublease with the Company. During the years ended December 31, 2002 and 2003, $1,011,002 and $50,708, respectively, was returned to Motient for services provided to MSV.

Inventory

Inventories consist of finished goods that are communication devices and are stated at the lower of cost or market, average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current period income when such factors indicate that a reduction in net realizable value is appropriate.

Prepaid Satellite Capacity and Services

During 2000, the Company prepaid for $14.6 million of satellite capacity and related services provided by Motient and expected to be used by the Company for certain research and development activities during the two-year period ending June 30, 2002. The prepaid satellite capacity and related services was being amortized over this two-year period. During the year ended December 31, 2001, the Company recorded $6,610,552 of amortization. On November 26, 2001, the unamortized balance of approximately $4.3 million was applied to the purchase price of the Motient satellite business (see Note 3).

Property and Equipment

Property and equipment acquired in business combinations are recorded at their estimated fair value on the date of acquisition. Purchases of property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives, ranging from three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining lease term.

Property and equipment consisted of the following:

                                                  December 31                 September 30
                                            2002               2003               2004
                                       -------------------------------------------------------
                                                                               (Unaudited)

Space and ground segments              $ 36,791,020        $ 39,771,813        $ 40,053,417
System under construction                   500,000             850,000           2,082,247
Office equipment and furniture              832,325             836,961             850,145
Leasehold improvements                      300,000             300,000             300,000
                                       ----------------------------------------------------
                                         38,423,345          41,758,774          43,285,809
Accumulated depreciation                 (9,655,887)        (18,160,201)        (25,360,285)
                                       ----------------------------------------------------
Property and equipment, net            $ 28,767,458        $ 23,598,573        $ 17,925,524
                                       ====================================================

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets including property and equipment and intangible assets other than goodwill, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. No impairment charges were recorded in the years ended December 31, 2001, 2002 or 2003. No impairment charges were recorded in the nine-month period ended September 30, 2004. The Company may reduce its estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets in the future. As a result, the carrying amount of long-lived assets may be reduced in the future.

Goodwill

The Company's goodwill arose from the November 2001 Motient and TMI acquisitions. Because these transactions were consummated after June 30, 2001, the Company applies the non-amortization provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is not amortized into results of operations, but instead is reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill is determined to be more than its estimated fair value. The Company performs its annual impairment test on December 31, or when certain triggering events occur. No impairment charges were recorded in the years ended December 31, 2001, 2002 and 2003. No events have occurred during the nine-month period ended September 30, 2004 to trigger an additional impairment test.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains its cash and cash equivalents at high credit quality institutions, and as a result, management believes that credit risk related to its cash is not significant.

The Company generally grants credit to customers on an unsecured basis. Risk on accounts receivable is reduced through ongoing evaluation of probability of collection of amounts owed to the Company. The Company records an allowance for doubtful accounts equal to the amount estimated to be potentially uncollectible.

The Company's significant customers, as measured by percentage of total revenues, were as follows:

                                                          Nine-months ended
                  For the year ended December 31             September 30
                 2001         2002          2003       2003             2004
              -----------------------------------------------------------------
                                                            (Unaudited)

Customer A        14%          13%          12%         13%               *
Customer B        13%          13%           *           *                *
Customer C         *            *           11%         10%               *
Customer D         *            *           13%         13%              11%



The Company's significant customers, as measured by percentage of total accounts receivable, were as follows:

                            December 31                      September 30
                 2001          2002        2003           2003            2004
              -----------------------------------------------------------------
                                                               (Unaudited)

Customer C        14%           13%         *              17%               *
Customer D        26%           15%         *               *               15%
Customer E         *             *         14%              *                *
Customer F         *             *         12%             10%               *

* Customer did not represent more than 10% for the period presented.


Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

                                                       December 31          September 30
                                                   2002          2003            2004
                                                ------------------------------------------
                                                                              (Unaudited)

Accounts payable                                $  976,611     $  978,802      $1,176,856
Accrued expenses                                   965,492      1,117,369       1,234,257
Accrued compensation and benefits                1,448,434      1,680,210       1,808,022
Accrued interest                                   161,314        283,749         316,286
Other                                              565,335        112,167         161,015
                                                ------------------------------------------
Total accounts payable and accrued expenses     $4,117,186     $4,172,297      $4,696,436
                                                ==========================================

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures regarding the fair value of certain financial instruments. The carrying amount of the Company's cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximates their fair value because of the short-term maturity of these instruments. The Company estimates the fair value of its notes payable using estimated market prices based upon the current interest rate environment and the remaining term to maturity. The Company believes the fair value of these liabilities approximates their carrying value.

Stock-Based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method. The Company has chosen to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion (APB Opinion) No. 25, Accounting for Stock Issued to Employees, and its related interpretations.

The following illustrates the effect on net loss if the Company had applied the fair value method of SFAS No. 123:

                                                                                  Nine-months ended
                                            December 31                             September 30
                                  2001          2002            2003             2003            2004
                             ----------------------------------------------------------------------------
                                                                                   (Unaudited)

Net loss, as reported        $(16,524,789)   $(26,167,484)   $(28,000,470)   $(22,144,977)   $(24,468,279)

Add stock-based employee
  compensation included in
  reported net loss                     -               -               -               -         124,942
Additional stock-based
  employee compensation
  expense determined under
  fair value method               (22,219)       (621,148)     (1,080,385)       (837,764)     (1,183,249)
                             -----------------------------------------------------------------------------
Pro forma net loss           $(16,547,008)   $(26,788,632)   $(29,080,855)   $(22,982,741)   $(25,526,586)
                             =============================================================================

In accordance with SFAS No. 123, the fair value of the options granted was estimated at the grant date using an option-pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 4.5% to 3.45%, no dividends, expected life of the options of approximately five years, no volatility.

Income Taxes

As a limited partnership, the Company is not subject to income tax directly. Rather, each unit holder is subject to income taxation based on the unit holder's portion of the Company's income or loss as defined in the limited partnership agreement.

Derivatives

The Company accounts for derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires the recognition of all derivatives as either assets or liabilities measured at fair value with changes in fair value of derivatives other than hedges reflected as current period income (loss) unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity and then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs.

In the normal course of business the Company is exposed to the impact of fluctuations in the exchange rate with the Canadian dollar. The Company limits this risk by following an established foreign currency financial management policy. This policy provides for the use of forward and option contracts, which limit the effects of exchange rate fluctuations of the Canadian dollar on financial results. The Company does not use derivatives for trading or speculative purposes.

As of December 31, 2003, the Company hedged aggregate exposures of $2,800,000, by entering into forward exchange contracts requiring the purchase of the Canadian dollar and the sale of the U.S. dollar. In general, the forward exchange contracts have varying maturities up to, but not exceeding, one year with cash settlements made at maturity based upon rates agreed to at contract inception. These forward exchange contracts satisfy the hedge criteria of SFAS No. 133, and therefore, the Company realized a gain on these contracts of $81,712, for the year ended December 31, 2003, which is reflected as a component of accumulated other comprehensive income and as an asset within prepaid expenses and other current assets on the balance sheet in the accompanying consolidated financial statements. As of September 30, 2004 and for the nine-month period then ended, the Company had hedged approximately $890,000 and realized a gain on these contracts of $39,563, which is reflected as a component of accumulated other comprehensive income.

Revenue Recognition

The Company generates revenue primarily through the sale of wireless airtime service and equipment. The Company recognizes revenue when the services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is probable. The Company receives activation fees related to initial registration for retail customers. Revenue from activation fees is deferred and recognized ratably over the customer's contractual service period, generally one year.

Foreign Currency and International Operations

The functional currency of one of the Company's subsidiaries is the Canadian dollar. The financial statements of this subsidiary are translated to U.S. dollars using period-end rates for assets and liabilities, which is included as a component of accumulated other comprehensive income in the accompanying balance sheet. In addition, the Company realized transaction foreign exchange gains (losses), which are a component of other income in the accompanying statements of operations. For the years ended December 31, 2002 and 2003 of the realized transaction foreign exchange (losses) gains were $(266,507) and $444,753, respectively. For the nine-month periods ended September 30, 2003 and 2004, the realized transaction foreign exchange gains (losses) were $40,695 and $13,192, respectively.

Equity Method Investments

The Company accounts for its equity investments in MSV Canada and MSV Holdings pursuant to the equity method of accounting. The carrying value of these investments was $0 at each balance sheet date presented. Because the Company is obligated to provide working capital financial support to MSV Canada through a management agreement, the Company records losses related to such funding as equity in losses of affiliates in the accompanying consolidated statements of operations.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires foreign currency translation adjustments and the change in market value of effective derivative instruments to be included in other comprehensive income.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Recent Pronouncements

The Emerging Issues Task Force (EITF) issued EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). EITF 00-21 provides guidance on how to determine whether a revenue arrangement involving multiple deliverable items contains more than one unit of accounting and, if so, requires that revenue be allocated amongst the different units based on fair value. EITF 00-21 also requires that revenue on any item in a revenue arrangement with multiple deliverables not delivered completely must be deferred until delivery of the item is completed. The guidance in EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company implemented EITF 00-21 in 2003. Its implementation did not have a material impact on the Company's consolidated results of operations or financial position.

In January 2003, the FASB issued Financial Interpretation No. 46 (FIN), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, which requires the consolidation of an entity in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership or contractual or other financial interests in the entity. Currently, an entity is generally consolidated by an enterprise when the enterprise has a controlling financial interest in the entity through ownership of a majority voting interest in the entity. The Company is currently evaluating the impact of adoption of FIN 46, which will be required for the first annual period beginning after December 15, 2004.

3. Acquisitions

Acquisition of the Motient Satellite Business

During 2000, the Company paid $10.8 million to Motient representing an asset purchase deposit. The asset purchase deposit was being amortized over the two-year period during which the Company had the right to close on the purchase of the Motient satellite business. Pursuant to the Motient Asset Purchase Agreement, the unamortized asset purchase deposit balance of approximately $3.2 million was included as part of the purchase price of the Motient satellite business. During the year ended December 31, 2001, the Company recorded $4,906,104 of amortization related to the asset purchase deposit.

Motient Asset Purchase Agreement and Investment Agreement

Under the original terms of the Motient Asset Purchase Agreement, the Company obtained from Motient the right to purchase (Motient Asset Purchase Deposit) the Motient satellite business for an additional cash payment. In June 2000, certain investors (Investors) unrelated to Motient paid $50 million to the Company (in the aggregate) in exchange for a minority equity interest in the Company. Pursuant to the Investment Agreement, the Investors also acquired certain rights to convert, at their option, their initial investment in the Company into shares of Motient's common stock (Motient Conversion Right).

In connection with the original terms of the Motient Asset Purchase Agreement, the Company paid $29.4 million to Motient for the Motient Asset Purchase Deposit and the Motient Conversion Right. This amount was allocated between the Motient Asset Purchase Deposit ($10.8 million) and the Motient Conversion Right ($18.6 million) based on the relative fair value of each. Similarly, a portion ($18.6 million) of the proceeds of the sale of the minority equity interest in the Company was allocated to the written call option that permitted the investors to exercise the Motient Conversion Right. The remaining investment proceeds were allocated to the purchase of the equity interest.

The Company estimated the fair value of both the call option purchase from Motient on its common stock and the call option written to the Investors on the Motient common stock based on advice from an independent appraiser to be approximately $18.6 million using the Black-Scholes valuation model. The Company accounted for both the purchased and written call options on Motient common stock as derivatives pursuant to SFAS No. 133. During 2002 and 2001, Motient underwent a restructuring and reorganization that resulted in such options having no value. As a result, the fair value of both of these options at December 31, 2002 was $0, and the net change in fair value of these derivatives for the year then ended was $0.

TMI Asset Purchase

In January 2001, the Company entered into certain agreements (January 2001 Agreements) with Motient, the Investors, and TMI. The January 2001 Agreements provided for TMI to contribute the TMI satellite business to the Company in exchange for certain equity interests in the Company, $7.5 million in cash, and an $11.5 million five-year note. Pursuant to the January 2001 Agreements, a portion of the Company's payment to TMI was to be funded by a loan from Motient in the amount of $2.5 million, as evidenced by a note.

The January 2001 Agreements required that upon closing, Motient contribute the Motient satellite business to the Company in exchange for a cash payment of $45.0 million and a $15.0 million five-year note. The January 2001 Agreements were amended in October 2001 (October 2001 Agreements). Pursuant to the October 2001 Agreements, the Company issued $50.0 million of convertible notes (Convertible Notes) to a New Investor, as well as $2.5 million of Convertible Notes to the Investors and $2.5 million of Convertible Notes to Motient.

2001 Acquisitions

On November 26, 2001, MSV completed the acquisition of certain satellite assets and related liabilities from Motient and TMI. The satellite businesses provide satellite voice and data communications services to customers in North America. These transactions were accounted for using the purchase method of accounting. The consolidated financial statements include the results of operations of the acquired Motient and TMI satellite businesses subsequent to November 26, 2001. At the time of the acquisitions, the Company allocated the purchase price to the assets acquired and liabilities assumed on the preliminary basis based on their respective estimated fair values. During 2002, the Company revised its purchase price allocation based upon changes in estimates related primarily to certain liabilities assumed in the acquisition.

In addition, under the terms of the agreement, the Company paid a total of $6.6 million through December 31, 2003 in contingent consideration to Motient for the provision of services to a customer under a contract assumed by the Company. These payments were accounted for as contingent consideration and were included in the determination of the purchase price when paid to Motient. The $2.2 million final payment made during 2003 served to increase recorded goodwill. As of December 31, 2003, there were no contingent purchase payments remaining.

The aggregate purchase price, including $6.6 million of contingent consideration paid through December 31, 2003, and allocation to the assets acquired and liabilities assumed based on their estimated fair values is as follows:

Cash paid                                                  $ 59,117,552
Transaction costs                                             1,829,926
Notes payable issued                                         26,500,000
Prepaid satellite capacity and asset purchase deposit         7,539,752
MSV Common Units issued                                      42,805,306
Current and noncurrent liabilities assumed                   19,653,236
                                                           ------------
                                                           $157,445,772
                                                           ============

Current assets acquired                                    $  6,385,051
Property and equipment                                       37,443,345
Intangible assets                                           100,230,000
Goodwill                                                     13,387,376
                                                           ------------
                                                           $157,445,772
                                                           ============

The increase in goodwill from December 31, 2002 to December 31, 2003 is a result of the fluctuation of the exchange rate between the U.S. and Canadian dollar and as a result of the $2.2 million contingent purchase price payment to Motient. The increase in goodwill from December 31, 2003 to September 30, 2004 is a result of the fluctuation of the exchange rate between the U.S. and Canadian dollar.

The Company's identifiable intangible assets for acquisitions consist of the following:

                                                  December 31             September 30
                                             2002            2003             2004
                                       -------------------------------------------------
                                                                           (Unaudited)

Customer contracts                      $  17,886,694    $  18,092,565    $  18,114,789
Next-generation intellectual property      82,350,000       82,350,000       82,350,000
Other intellectual property                         -                -          500,000
                                        -------------------------------------------------
                                          100,236,694      100,442,565      100,964,789
Accumulated amortization                  (10,289,174)     (19,769,360)     (26,864,843)
                                        -------------------------------------------------
Intangible assets, net                  $  89,947,520    $  80,673,205    $  74,099,946
                                        =================================================

Customer contracts and the next-generation intellectual property are being amortized over 5 and 15 years, respectively. Management estimated the fair value of identified intangibles based on a third-party appraisal. During the years ended December 31, 2001, 2002, and 2003, the Company recorded approximately $888,000, $9,401,000, and $9,427,000, respectively, of amortization expense related to these intangible assets. For the nine-month period ended September 30, 2003 and 2004, the Company recorded approximately $7,051,000 and $7,075,000, respectively, of amortization expense related to these intangible assets. The Company's next-generation intellectual property consists of a combination of licenses and contractual rights to various authorizations, applications, certain technology, and certain other rights, all of which resulted from the 2001 acquisitions.

Future amortization of intangible assets is as follows as of December 31, 2003:

                 2004                            $  9,427,357
                 2005                               9,427,357
                 2006                               7,400,753
                 2007                               5,490,000
                 2008                               5,490,000
                 Thereafter                        43,437,738
                                                --------------
                                                $  80,673,205
                                                ==============

2004 Purchases

In July 2004 MSV purchased certain intangible assets including intellectual property and rights related to spectrum access and rights to related assets from third parties, some of which are in the form of options. At the time of these transactions, MSV paid $2 million in cash of which $1.5 million is recorded in other assets and $500,000 is recorded in intangible assets in the accompanying consolidated balance sheet. Future payments under this agreement will range from $2.0 million to $6.5 million through 2007, contingent upon certain regulatory approvals, technology developments, operational milestones and in certain instances, MSV's sole discretion.

As part of these transactions, MSV also purchased rights related to a system development contract in exchange for MSV's assumption of payments through January 2005. As of September 30, 2004, payments on this contract totaled $750,000 with additional payments of $250,000 committed through January 2005. MSV may continue payments on this contract at its sole discretion following these initial payments. Payments have been capitalized as system under construction in property and equipment in the accompanying consolidated balance sheets.

4. Long-Term Debt

Notes Payable

On November 26, 2001, the Company issued $55.0 million of Convertible Notes and $26.5 million of Non-Convertible Notes, respectively (collectively, the Notes). The Notes mature on November 26, 2006 and bear interest at 10% per annum, compounded semi-annually and payable at maturity.

The Convertible Notes are convertible, at any time, into the Company's Class A Preferred Units (Preferred Units) equal to a number of Preferred Units determined by dividing the principal being converted by $6.45. The conversion price of $6.45 (Conversion Price) is subject to adjustment in certain circumstances. The terms of the Convertible Notes were amended during 2003 to automatically convert into Preferred Units upon the Company's payment in full of the principal and accrued interest on the Non-Convertible Notes and the accrued interest on the Convertible Notes.

In August 2002, the Company issued an additional $3.0 million of Convertible Notes. These notes were issued with terms identical to those of the Convertible Notes issued in November 2001. In August 2003, the Company repaid approximately $1.6 million of the principal and all of the accrued interest of approximately $2.1 million, on one of the Non-Convertible Notes, as required by the Interim Investment (Note 5).

In April 2004, the Company made payments totaling $5.0 million, approximately $2.4 million of principal and $2.6 million of interest, respectively, on the Non-Convertible Notes.

Long-term debt consists of the following:

                                         December 31              September 30
                                     2002           2003              2004
                               ------------------------------------------------
                                                                   (Unaudited)

Convertible Notes               $  58,000,000   $  58,000,000   $  58,000,000
Non-Convertible Notes              26,500,000      24,924,667      22,554,085
                               ------------------------------------------------
Notes payable                   $  84,500,000   $  82,924,667   $  80,554,085
                               ================================================


Vendor Notes Payable

In February 2003, the Company entered into an agreement with a satellite communications provider that is a related party (the Vendor) for the construction and procurement of a ground station. The Vendor provided financing for this project totaling approximately $1.3 million at an interest rate of 9.5 percent.

Future payments on the Vendor note payable as of December 31, 2003 are as follows:

         2004                                         $   231,812
         2005                                             279,523
         2006                                             279,523
         2007                                             279,523
         2008                                             232,936
                                                      ------------
         Total future payments                          1,303,317
         Less: interest                                  (260,321)
                                                      ------------
         Principal portion                              1,042,996
         Less: current portion                           (127,211)
                                                      ------------
         Long-term portion of vendor note payable     $   915,785
                                                      ============

5. Partners' Equity

Prior to November 26, 2001, pursuant to the First Amended and Restated Limited Liability Company Agreement (LLC Agreement) of the Company, the outstanding members' interests in the Company were either MSV LLC Common Units or MSV LLC Investor Units. All of the MSV LLC Common Units were owned by Motient. The MSV LLC Investor Units were purchased by the Investors.

Effective November 26, 2001, pursuant to the Limited Partnership Agreement of the Company, the partners' interests in the Company were either MSV Common Units or MSV Class A Preferred Units. The Company's general partner, Mobile Satellite Ventures GP Inc., a Delaware corporation, has no economic interest in the Company and is owned by the Company's limited partners in proportion to their fully diluted interests in the Company.

The Class A Preferred Units and Common Units carry many of the same rights and privileges, except the Class A Preferred Units have preference over the Common Units in receiving proceeds resulting from a distribution of assets in certain circumstances. The general partner did not hold any units as of December 31, 2001, 2002, or 2003. As of December 31, 2001, 2002, and 2003, there were
14,642,732 Common Units held by limited partners. As of December 31, 2001, 2002, and 2003, limited partners held 2,000,000, 2,000,000, and 2,573,951,
Class A Preferred Units, respectively. As of September 30, 2004, there were no units held by the general partners, 14,642,732 Common Units held by limited partners and 5,309,268 Class A Preferred Units held by limited partners (see
Note 10).

Allocation of Profits and Losses

Prior to November 26, 2001, profits for any fiscal year were allocated to the members, after giving effect to certain allocations, in the following order of priority:

o First, among the Investors in proportion to, and to the extent of, any prior allocations to the Investors of losses for all prior fiscal years
o Second, 100% to Motient until cumulative profits allocated to Motient for all fiscal years are equal to the cumulative losses previously allocated to Motient for all prior fiscal years
o Third, to each member in the proportion required such that the cumulative profits allocated to each member for all fiscal years are equal to the cumulative losses previously allocated to each such member for all prior years
o Thereafter, the balance, if any, among the members in accordance with their equity percentage interests

Prior to November 26, 2001, losses for any fiscal year were allocated to the members, after giving effect to certain allocations, in the following order of priority:

o First, among the members in proportion to, and to the extent of, any prior allocations to the members of profits for all prior fiscal years
o Second, among the members in proportion to their respective unreturned subsequent capital contributions until the sum of the Investors' adjusted capital account balances is equal to their initial capital contributions
o Third, 100% to Motient until its adjusted capital account balance has been reduced to zero
o Thereafter, among the Investors in proportion to their respective adjusted capital account balances

Effective November 26, 2001, profits and losses are allocated to the partners in proportion to their economic interests. Losses allocated to any partner for any fiscal year will not exceed the maximum amount of losses that may be allocated to such partner without causing such partner to have an adjusted capital account deficit at the end of such fiscal year. Any losses in excess of this limitation shall be specially allocated solely to the other partners. Thereafter, subsequent profits shall be allocated to reverse any such losses specially allocated pursuant to the preceding sentence.

Distributions

Except for certain capital proceeds and upon liquidation, the Company shall make distributions as determined by the Board of Directors to the partners in proportion to their respective percentage interests.

Upon dissolution of the Company, a liquidating trustee shall be appointed by the Board, or under certain circumstances, the required investor majority, as defined, who shall immediately commence to wind up the Company's affairs. The proceeds of liquidation shall be distributed, in the following order:

o First, to creditors of the Company, including partners, in the order provided by law
o    Thereafter, to the partners in the same order as other distributions

Issuance of Class A Preferred Units

In August 2003, the Company amended the October 2001 Agreements and entered into the First Amended and Restated Investment Agreement (Amended Agreement) with the partners. Under the terms of the Amended Agreement, within 90 days of receipt of the final approval from the FCC (as defined), and provided that the approval occurred before March 31, 2004, the Investors would invest up to an additional $21.3 million in the Company in return for additional equity interests. The Amended Agreement extended this timeline and divided the investment originally contemplated in the October 2001 agreements into two tranches: an Interim Investment and a Subsequent Investment.

In August 2003, under the Interim Investment, the Company received $3.7 million in exchange for the issuance of 573,951 Class A Preferred Units at $6.45 per unit to the Investors in the amounts of their respective subscription and contributions. The Company used these funds to repay approximately $1.6 million of the principal and approximately $2.1 million of accrued interest on one of the Non-Convertible Notes (see Note 4).

In April 2004, the Company received $17.6 million of Subsequent Investment proceeds from the Investors in exchange for the issuance of 2,735,317 of Class A Preferred Units to the Investors and repaid approximately $2.4 million of the principal balance and approximately $2.6 million of accrued interest on Non-Convertible Notes (see Notes 4 and 10).

6. Unit Option Plans

MSV Option Plan

In December 2001, the Company adopted a unit option incentive plan (Unit Option Incentive Plan). Under the Unit Option Incentive Plan, the Company reserved for issuance and may grant up to 5,000,000 options to acquire units to employees and directors upon approval by the Board of Directors. Options to acquire units generally vest over a three-year period and the options to acquire units have a 10-year life.

During 2004 the Company granted options at less than the estimated fair market value of the related units on the option's grant date. As a result, the Company recorded $3,949,345 in deferred compensation during the nine months ended September 30, 2004. The deferred compensation is being amortized to income over the option's three-year vesting period. For the nine months ended September 30, 2004, the Company recognized non-cash stock compensation expense of approximately $124,942.

The Company has promised to grant an additional 235,000 options during the year ended December 31, 2005 to certain executives of the Company of which 200,000 options will have an exercise price of the lower of $6.45 or the price at which the most recent financing transaction has occurred and 35,000 will have an exercise price of $6.45.

The following summarizes activity in the Unit Incentive Option Plan:

                                                                  Options to     Weighted-Average
                                                                 Acquire Units    Exercise Price
                                                                --------------------------------
Options outstanding at beginning of year, January 1, 2001                   -      $        -
   Granted                                                          1,318,500            6.45
                                                                --------------------------------
Options outstanding at December 31, 2001                            1,318,500            6.45
   Granted                                                             89,000            6.45
                                                                --------------------------------
Options outstanding at December 31, 2002                            1,407,500            6.45
   Granted                                                          1,588,000            6.45
   Canceled                                                          (107,332)           6.45
                                                                --------------------------------
Options outstanding at December 31, 2003                            2,888,168            6.45
   Granted (Unaudited)                                              1,407,250            6.45
   Canceled (Unaudited)                                               (38,168)           6.45
                                                                --------------------------------
Options outstanding at September 30, 2004 (Unaudited)               4,257,250        $   6.45
                                                                ================================

At December 31, 2002 and 2003, 439,500 and 468,435 options were exercisable, respectively. At December 31, 2002 and 2003, the weighted-average remaining contractual life for outstanding options was 8.6 years and 9.0 years, respectively. The weighted-average fair value of unit options granted during the years ended December 31, 2001, 2002 and 2003 was $1.30, $1.30, and $0.91
per unit, respectively. As of September 30, 2004, 1,374,333 options were exercisable and the weighted-average remaining contractual life for outstanding options was 8.3 years. The weighted-average fair value of unit options granted during the nine-month periods ended September 30, 2003 and 2004 was $0.91 and $3.76 per unit, respectively.

TerreStar Option Plan

In July 2002, the Board of Directors of TerreStar approved the 2002 TerreStar Stock Incentive Plan. The plan terms are similar to the Unit Option Incentive Plan. Options to acquire shares generally vest over a 3-year period and the options to acquire units have a 10-year life. At December 31, 2002 and 2003, the weighted-average remaining contractual life for outstanding options was 9.5 and 8.6 years, respectively. As of September 30, 2004, 1,146,466 options were exercisable and the weighted-average remaining contractual life for outstanding options was 8.2 years. (see Note 10)

The following summarizes activity in the TerreStar Option Plan:

                                                                                Weighted-Average
                                                               Options to        Exercise Price
                                                             Acquire Shares        per Share
                                                           ---------------------------------------
Options outstanding at January 1, 2002                               -            $  0.70
   Granted                                                   1,781,596               0.70
                                                           ---------------------------------------
Options outstanding at December 31, 2002                     1,781,596               0.70
   Granted                                                     107,722               0.70
   Canceled                                                    (36,517)              0.70
                                                           ---------------------------------------
Options outstanding at December 31, 2003                     1,852,801               0.70
   Granted (Unaudited)                                         473,978               0.70
   Canceled (Unaudited)                                        (49,662)              0.70
                                                           ---------------------------------------
Options outstanding at September 30, 2004 (Unaudited)        2,277,117            $  0.70
                                                           =======================================

7. Related Party Transactions

During the years ended December 31, 2001, 2002, and 2003, the Company incurred $479,161, $1,441,673, and $150,966 of administrative expenses related primarily to services provided by Motient. During the nine-month periods ended September 30, 2003 and 2004, the Company incurred $125,709 and $1,180, respectively, of administrative expenses primarily to services provided by Motient. In addition, the Company provided facilities-related services to Motient of $133,729 during the year ended December 31, 2003.

The Company has an arrangement with MSV Canada, under which the Company provides management services to MSV Canada and purchases satellite capacity from MSV Canada. MSV Canada owns the satellite formerly owned by TMI. The Company earns revenues under the management agreement by providing certain services to MSV Canada such as allowing access to its intellectual property; providing voice- and data-switching capabilities; providing backup, restoral, and emergency spectrum and satellite capacity and providing accounting, customer service, and billing services. The Company recognizes the related management fee income in the month in which the rights and services are provided.

The Company leases satellite capacity from MSV Canada pursuant to a lease agreement. The term of the lease extends for 25 years and may be terminated by the Company with one year's notice or by either party in certain circumstances. The amount of the lease payments is determined by the parties periodically based upon the amount of capacity usage by the Company and market rates. Payments due under the lease may be offset against amounts owed to the Company.

During the years ended December 31, 2001, 2002, and 2003, the Company incurred $78,000, $117,000, and $36,025, respectively, of consulting expenses for services provided by a company controlled by one of the Company's Investors, which is included in legal, regulatory, and consulting expenses in the accompanying consolidated statement of operations. During the nine-month periods ended September 30, 2003 and 2004, the Company incurred $0 and $58,316, respectively, for these services.

The Company leases office space from an affiliate of TMI (see Note 8). The Company has also entered into an agreement with this company to obtain telemetry, tracking, and control services. The agreement ends April 30, 2006, with automatic extension for three successive additional renewal periods of one year each. The agreement may be terminated at any time, provided that the Company makes a payment equal to the lesser of 12 months of service or the remaining service fee. Under the services agreement, the Company paid $28,443, $378,462, and $360,819, during the years ended December 31, 2001, 2002, and 2003, respectively. During the nine-month periods ended September 30, 2003 and 2004, the Company paid $217,053 and $312,167, respectively, for these services.

8. Commitments and Contingencies

Leases

As of December 31, 2003, the Company has noncancelable operating leases, expiring through August 2008. Rental expense, net of sublease income, for the years ended December 31, 2001, 2002, and 2003, was approximately $67,000, $1,800,000, and $1,100,000, respectively. During the nine-month periods ended September 30, 2003 and 2004, the Company's rental expense, net of sublease income was approximately $732,000 and $937,000, respectively.

Future minimum lease payments under noncancelable operating leases with initial terms of one year or more are as follows for the years ended December 31:

                 2004                                 $  1,253,689
                 2005                                    1,250,789
                 2006                                    1,243,969
                 2007                                    1,243,969
                 2008                                      898,309
                                                      --------------
                                                      $  5,890,725
                                                      ==============

The minimum lease payment for 2004 is net of expected sublease income of approximately $67,000. Office facility leases may provide for periodic escalations of rent, rent abatements during specified periods of the lease, and payment of pro rata portions of building operating expenses, as defined. The Company records rent expense for operating leases using the straight-line method over the term of the lease agreement.

Litigation and Claims

The Company is periodically a party to lawsuits and claims in the normal course of business. While the outcome of the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material adverse effect on the financial position or results of operations of the Company.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company records contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. As of December 31, 2003, the Company accrued $400,000 in accounts payable and accrued expenses in the accompanying consolidated balance sheet. This amount was paid during the nine months ended September 30, 2004.

Regulatory Matters

During 2001, Motient applied to the FCC to transfer licenses and authorizations related to its L-Band MSS system to MSV, which was approved in November 2001. In connection with this application, Motient sought FCC authority to launch and operate a next-generation mobile satellite system (MSS) that will include the deployment of satellites and terrestrial base stations operating in the same frequencies as an integrated network. In February 2003, the FCC adopted general rules based on the Company's proposal to develop an integrated satellite-terrestrial system, subject to the requirement that the Company file an additional application for a specific terrestrial component consistent with the broader guidelines issued in the February 2003 ruling. These broad guidelines govern issues such as aggregate system interference to other MSS operators, the level of integration between satellite and terrestrial service offerings, and specific requirements of the satellite component that the Company currently meets by virtue of its existing satellite system. While the Company's current satellite assets satisfy these requirements, the Company anticipates the future need to construct and deploy more powerful satellites.

The Company believes that the ruling allows for significant commercial opportunity related to the Company's next-generation system. Both proponents and opponents of Ancillary Terrestrial Component (ATC), including the Company, have asked the FCC to reconsider the rules adopted in the February 2003 order. Opponents of the ruling have advocated changes that could adversely impact the Company's business plans. The Company has also sought certain corrections and relaxations of technical standards that would further enhance the commercial viability of the next-generation system. Moreover, one terrestrial wireless carrier has filed an appeal of the FCC's decision with a United States Court of Appeals, which has been held in abeyance until the FCC rules on the reconsideration requests. In November 2003, the Company applied for authority to operate ATC in conjunction with the current and next-generation satellites of MSV and MSV Canada.

The FCC's International Bureau granted this application, in part, in November 2004 and deferred certain issues to the FCC's rulemaking proceeding, which, as noted above, is in its reconsideration phase. A decision in the rulemaking phase is expected in 2005. One opponent of the Company's application has asked the FCC to review the Company's ATC authorization. There can be no assurance that, following the conclusion of the rulemaking and the other legal challenges, the Company will have authority to operate a commercially viable next-generation network.

9. TerreStar Networks

In February 2002, the Company established TerreStar Networks Inc. (TerreStar), a wholly owned subsidiary, to develop business opportunities related to the proposed receipt of certain licenses in the 2 GHz band.

Regulatory Matters

TMI holds the approval issued by Industry Canada for a 2 GHz space station authorization and related spectrum licenses for the provision of mobile satellite service (MSS) in the 2 GHz band as well as an authorization from the FCC for the provision of mobile satellite service in the 2 GHz band (MSS authorization). These authorizations are subject to FCC and Industry Canada milestones relating to construction, launch, and operational date of the system. TMI plans to transfer the Canadian authorizations to an entity that is eligible to hold the Canadian authorizations and in which TerreStar and/or TMI will have an interest, subject to obtaining the necessary Canadian regulatory approvals. In order to satisfy the milestone requirements included within the authorizations, TerreStar and TMI entered into an agreement in which TerreStar agreed to enter into a non-contingent satellite procurement contract for the construction and delivery to TMI of a satellite that is consistent with the Canadian and FCC authorizations. Further, TMI agreed that at TerreStar's election, TMI will transfer the 2 GHz assets to the entities described above, subject to any necessary Canadian and U.S. regulatory approvals. In December 2002, TMI and TerreStar jointly applied to the FCC for authority to transfer TMI's MSS authorization to TerreStar.

In August 2002, Industry Canada advised the Company that this arrangement met the requirement that TMI demonstrate that it is bound to a contractual agreement for the construction of the proposed satellite. However, certain wireless carriers had urged the FCC to cancel TMI's MSS authorization. A similar group also filed a petition in January 2003 asking the FCC to dismiss the application to transfer TMI's MSS authorization to TerreStar. In February 2003, the FCC adopted an order canceling TMI's MSS authorization due to an alleged failure to enter into a noncontingent satellite construction contract before the specified first milestone date. Also in February 2003, the FCC adopted an order allowing MSS carriers, including those in the 2 GHz band, to provide an ATC. A number of parties, principally wireless carriers, have challenged the validity of that order (see Note 8).

In June 2004, the FCC agreed to waive aspects of the first milestone requirement applicable to TMI's MSS authorization and, therefore, reinstated that authorization, along with the application to transfer TMI's MSS authorization to TerreStar. The FCC also modified the milestone schedule applicable to TMI's MSS authorization. TMI recently certified to the FCC its compliance with the second milestone under its MSS authorization. The FCC is currently reviewing that certification for compliance with the requirements of TMI's MSS authorization. The application to transfer TMI's MSS authorization to TerreStar is still pending before the FCC.

Joint Venture Option

During 2002, TerreStar acquired an option to establish a joint venture with a third party to develop certain opportunities in the 2 GHz band. The FCC licensed the third party to construct, launch, and operate a communications system consisting of two geostationary satellites in the 2 GHz band, a communications network, and user terminals. Consideration for the option consisted of nonrefundable payments made by TerreStar of $1,000,000 during 2002 and $500,000 during 2003. In January 2003, TerreStar exercised its option to form the joint venture. Under the terms of the memorandum of agreement (MOA), TerreStar contributed an additional $500,000 to the joint venture upon signing of the joint venture agreements. However, as a result of the FCC order canceling TMI's 2 GHz license, TerreStar and the third party mutually agreed to terminate the option agreement and the joint venture and any remaining obligations or liabilities related to these agreements in July 2003. As a result, TerreStar wrote off its $2.0 million investment in the joint venture during the year ended December 31, 2003.

Satellite Construction Contract

During 2002, TerreStar entered into a contract to purchase a satellite system, including certain ground infrastructure for use with the 2 GHz band. The Company continues to make payments according to a milestone payment plan. The Company made payments of $500,000 and $350,000 during the years ended December 31, 2002 and 2003, respectively. Such payments have been capitalized as system under construction in property and equipment in the accompanying consolidated balance sheets.

Following the reinstatement of the TMI license in July 2004, the contract was amended resulting in a reduced milestone payment plan. The Company made payments of $400,000 during the nine-months ended September 30, 2004 related to this contract. The satellite manufacturer may also be entitled to certain incentive payments based upon the performance of the satellite once in operation. If the Company terminates the contract, the manufacturer shall be entitled to payment of a termination liability as prescribed in the contract. Through 2004, the termination liability can be satisfied by amounts paid under the contract up to the point of termination. Starting in 2005, the termination liability will be equal to amounts that would have otherwise been due on milestones scheduled within 30 days following notice of termination by the Company. The satellite represents one component of a communications system that includes ground-switching infrastructure, launch costs, and insurance. Total cost of this system could exceed $500 million. In order to finance future payments, the Company will be required to obtain additional debt or equity financing, or may enter into various joint ventures to share the cost of development. There can be no assurance that such financing or joint venture opportunities will be available to the Company or available on terms acceptable to the Company.

10. Subsequent Events

November 2004 Financing

In November 2004, MSV received $145 million in gross proceeds from its existing investors in exchange for the issuance of 4,923,599 Common Units. Concurrently, approximately $27 million of notes and accrued interest was exchanged for 914,160 Common Units of MSV. Additionally, $58 million of Convertible Notes were converted to 8,997,073 Class A Preferred Units in accordance with their terms. The Non-Convertible Notes with a principal balance of $22.5 million were exchanged for 765,843 Common Units. Approximately $18.7 million of accrued interest was paid in cash, while the remaining $4.4 million was exchanged for 152,230 Common Units. As part of the transaction, the Company's limited partnership agreement was amended to eliminate the distinction between Preferred and Common Units, and all Preferred Units were converted to Common Units. At the completion of this transaction, all outstanding principal and interest obligations on the Notes had been extinguished.

TerreStar Rights Transaction

On December 20, 2004, the Company issued rights (the Rights) to receive an aggregate of 23,265,428 shares of common stock, par value $.001 per share (the TerreStar Stock), of TerreStar representing all of the shares of TerreStar Stock owned by the Company, to the limited partners of the Company, pro rata in accordance with each limited partner's percentage ownership in the Company. The Rights will be exchanged into shares of TerreStar Stock automatically on February 25, 2005. In addition, in connection with this transaction, TerreStar issued warrants (the Warrants) to purchase an aggregate of 666,972 shares of TerreStar Stock to one of the Company's limited partners. The Warrants have an exercise price of $0.21491 per share and may be exercised until the fifth anniversary of the date of their issuance.

Concurrently, the Company authorized a 1 for 2 grant of additional options to employee option holders of record at December 20, 2004.

Recent Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which is a revision of SFAS No. 123, supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company for the year ended December 31, 2006.

                         SKYTERRA COMMUNICATIONS, INC.
                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that, on September 30, 2004, (i) MSV Investors, LLC, an 80% owned subsidiary of SkyTerra Communications, Inc. (the "Company"), had converted its Mobile Satellite Ventures LP (the "MSV Joint Venture") convertible promissory notes in the principal amount of approximately $51 million (the "Company's MSV Notes") into 22.8% of the limited partnership interests of the MSV Joint Venture and corresponding shares in the corporate general partner of the MSV Joint Venture on an undiluted basis, at their original conversion price of $6.45 per unit (the "Conversion") and (ii) the MSV Joint Venture had completed the $230 million financing in which it raised $145 million in cash by selling partnership units for $29.45 per unit and exchanged or converted approximately $85 million of debt securities, including the Conversion (the "MSV Joint Venture Financing"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the MSV Joint Venture Financing had occurred on January 1, 2003, reflecting the results of the Company for the year ended December 31, 2003 and the nine months ended September 30, 2004.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from the historical financial statements of the Company and the MSV Joint Venture, after giving effect to the MSV Joint Venture Financing and assumptions and adjustments considered appropriate by the Company, certain of which are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that actually would have been obtained if the MSV Joint Venture Financing had occurred on the dates indicated or of the operating results that may be obtained in the future.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements, and the related notes thereto, of the Company and the MSV Joint Venture. The historical financial statements of the MSV Joint Venture and the related notes thereto as of and for the year ended December 31, 2003 and as of and for the nine months ended September 30, 2004 are included herein. The historical financial statements of the Company and the related notes thereto as of and for the year ended December 31, 2003 and as of and for the nine months ended September 30, 2004 have been previously filed with the Securities and Exchange Commission.


                         SKYTERRA COMMUNICATIONS, INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                (In thousands)

                                                                      September 30, 2004
                                                      ---------------------------------------------------
                                                        SkyTerra        Pro Forma             SkyTerra
                                                                       Adjustments            Pro Forma
                                                      -------------    -------------         ------------
                       Assets
Current assets:
   Cash and cash equivalents                               $34,205          $16,298  (1)         $50,503
   Short-term investments                                   14,714                                14,714
   Accounts receivable                                         149                                   149
   Prepaid expenses and other current assets                   637                                   637
                                                      -------------    -------------         ------------
     Total current assets                                   49,705           16,298               66,003

Property and equipment, net                                    631                                   631
Notes receivable                                            67,416          (16,298) (1)               -
                                                                            (51,118) (2)
Investment in Mobile Satellite Ventures LP                       -           51,118  (2)          51,118
Investments in affiliates                                    3,219                                 3,219
Other assets                                                   695                                   695
                                                      -------------    -------------         ------------
       Total assets                                       $121,666               $-             $121,666
                                                      =============    =============         ============

         Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                         $1,754                                $1,754
   Accrued liabilities                                       3,240                                 3,240
   Deferred revenue                                            121                                   121
                                                      -------------                          ------------
     Total current liabilities                               5,115                                 5,115
                                                      -------------                          ------------
  Series A Convertible Preferred Stock, $.01 par
    value, net of unamortized discount of $33,687           87,608                                87,608
                                                      -------------                          ------------
Minority interest                                           13,521                                13,521
                                                      -------------                          ------------
Stockholders' equity:
   Preferred stock, $.01 par value                               -                                     -
   Common stock, voting, $.01 par value                         61                                    61
   Common stock, non-voting, $.01 par value                     90                                    90
   Additional paid-in capital                              547,228                               547,228
   Accumulated other comprehensive income                        4                                     4
   Accumulated deficit                                    (531,961)                             (531,961)
                                                      -------------                          ------------
       Total stockholders' equity                           15,422                                15,422
                                                      -------------                          ------------
       Total liabilities and stockholders' equity         $121,666                              $121,666
                                                      =============                          ============


         See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


                                        SKYTERRA COMMUNICATIONS, INC.
                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                      (In thousands except share data)

                                                           For the Nine Months Ended September 30, 2004
                                                       ------------------------------------------------------
                                                         SkyTerra         Pro Forma               SkyTerra
                                                                         Adjustments             Pro Forma
                                                       --------------    -------------          -------------

Revenues                                                      $1,778                                  $1,778
Cost of revenues                                               1,735                                   1,735
                                                       --------------                           -------------
     Gross profit                                                 43                                      43
Selling, general and administrative expenses                   6,467                                   6,467
                                                       --------------                           -------------
     Loss from operations                                     (6,424)                                 (6,424)
Interest income, net                                           9,490         $(4,779) (3)              4,711
Loss on investments in affiliates                               (972)                                   (972)
Equity in loss of Mobile Satellite Venture LP                      -          (3,918) (4)             (3,918)
Other income, net                                             20,841                                  20,841
Minority interest                                               (631)          1,739  (5)              1,108
                                                       --------------    -------------          -------------
     Income from continuing operations                        22,304          (6,958)                 15,346
Cumulative dividends and accretion of convertible
   preferred stock to liquidation value                       (7,426)                                 (7,426)
                                                       --------------    -------------          -------------
     Income from continuing operations attributable
       to common stockholders                                $14,878         $(6,958)                 $7,920
                                                       ==============    =============          =============
Earnings per share from continuing operations:
   Basic                                                       $0.99                                   $0.53
                                                       ==============                           =============
   Diluted                                                     $0.95                                   $0.50
                                                       ==============                           =============
Weighted average common shares outstanding:
   Basic                                                  15,062,714                              15,062,714
                                                       ==============                           =============
   Diluted                                                15,713,479                              15,713,479
                                                       ==============                           =============


                                                               For the Year Ended December 31, 2003
                                                       ------------------------------------------------------
                                                         SkyTerra         Pro Forma               SkyTerra
                                                                         Adjustments             Pro Forma
                                                       --------------    -------------          -------------

Revenues                                                        $699                                    $699
Cost of revenues                                                 913                                     913
                                                       --------------                           -------------
    Gross profit                                                (214)                                   (214)
Selling, general and administrative expenses                   6,733                                   6,733
                                                       --------------                           -------------
    Loss from operations                                      (6,947)                                 (6,947)
Interest income, net                                           6,304         $(5,815)  (3)               489
Loss on investments in affiliates                               (404)                                   (404)
Equity in loss of Mobile Satellite Venture LP                      -          (4,215)  (4)            (4,215)
Other income, net                                                244                                     244
Minority interest                                             (1,126)          2,006   (5)               880
                                                       --------------    -------------          -------------
     Loss from continuing operations                          (1,929)         (8,024)                 (9,953)
Cumulative dividends and accretion of convertible
   preferred stock to liquidation value                       (9,687)                                 (9,687)
                                                       --------------    -------------          -------------
     Loss from continuing operations attributable
       to common stockholders                              $ (11,616)        $(8,024)              $ (19,640)
                                                       ==============    =============          =============
Basic and diluted loss per share from continuing
   operations                                                $ (0.76)                                 $(1.28)
                                                       ==============                           =============
Weighted average common shares outstanding                15,341,518                              15,341,518
                                                       ==============                           =============


         See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                         SKYTERRA COMMUNICATIONS, INC.
                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the following assumptions and adjustments:

(1) Represents the receipt of cash from the MSV Joint Venture to pay the accrued interest on the Company's MSV Notes.

(2) Represents the conversion of the Company's MSV Notes into 22.8% of the limited partnership interests of the MSV Joint Venture (on an undiluted basis) and corresponding shares in the corporate general partner of the MSV Joint Venture.

(3) Reflects an adjustment of $4.8 million for the nine months ended September 30, 2004 and $5.8 million for the year ended December 31, 2003, representing the elimination of interest earned on the Company's MSV Notes during each respective period.

(4) Reflects an adjustment of $3.9 million for the nine months ended September 30, 2004 and $4.2 for the year ended December 31, 2003, representing the Company's proportionate share of the MSV Joint Venture's net loss (as adjusted for the elimination of interest expense on the debt securities exchanged or converted as part of the MSV Joint Venture Financing) as accounted for under the equity method during each respective period.

(5) Reflects an adjustment of $1.7 million and for the nine months ended September 30, 2004 and $2.0 million for the year ended December 31, 2003, representing the portion of the amounts included in footnotes (3) and (4) above which are attributable to the group of unaffiliated third parties who own approximately 20% of MSV Investors, LLC.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


Date:  March 28, 2005                      By:   /s/ CRAIG J. KAUFMANN
                                               -------------------------------
                                               Name:  Craig J. Kaufmann
                                               Title: Controller and Treasurer